Exhibit 99.1

AGY Holding Corp. Reports 2012 Second Quarter

Consolidated Results

AIKEN, SOUTH CAROLINA – (August 14, 2012) – AGY Holding Corp. (“AGY” or the “Company”) today announced consolidated results for the three months ended June 30, 2012.

“During the second quarter, our AGY US business segment was able to maintain the EBITDA pace set during the first quarter, while we continued to execute with sound fundamentals and implement significant operational improvements,” said Richard Jenkins, Interim CEO, AGY Holding Corp. “We have made a deliberate effort to improve our product mix by focusing on our more profitable product sets. We also maintained our focus on improving production performance through the implementation of better planning and processes, measures to ensure production quality and continued cost cutting.” In looking to the future, Mr. Jenkins added, “Our New Business Development and Science and Technology teams are focused on further development of our high end specialty product portfolio with a focus on the market demands of our specialty material customer needs. AGY has also successfully implemented several financial measures to improve liquidity.” Lastly, Mr. Jenkins added, “we have stabilized our operating performance and prepared ourselves for the second half of 2012.”

Summary Financial Performance	Three months ended June 30,		Six months ended June 30,
($ in millions)	2012	2011	2012	2011
Net Sales	$46.5	$50.0	$93.6	$94.9
Income (loss) from operations	1.1	(0.3)	(1.5)	(1.6)
Net loss	(4.9)	(6.2)	(13.3)	(13.2)
Net loss attributable to AGY Holding Corp.	(4.8)	(6.1)	(13.2)	(13.0)
Non-GAAP measures:
EBITDA(1)	3.9	3.8	4.2	6.5
Adjusted EBITDA(1)	8.0	6.2	14.9	10.8
Adjusted EBITDA attributable to AGY Holding Corp.(2)	7.5	5.5	14.0	9.7
Adjusted EBITDA margin attributable to AGY Holding Corp.(3)	16.1%	11.0%	15.0%	10.2%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net loss (income) determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA attributable to AGY Holding Corp. excludes the portion of Adjusted EBITDA attributable to the non-controlling interest.
(3)	Adjusted EBITDA margin attributable to AGY Holding Corp. is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp by net sales.

Second Quarter 2012 Financial Highlights

Net Sales

•

Consolidated net sales in second quarter 2012 of $46.5 million decreased $3.5 million, or 7.0% from the second quarter of 2011, which consists of $39.4 million of sales reported by the AGY US business segment (“AGY US”) and $7.2 million of sales reported by the AGY Asia business segment (“AGY Asia”). AGY US net sales in the second quarter of 2012 decreased $2.8 million, or 6.7%, compared to the second quarter of 2011. AGY Asia’s contribution to consolidated net sales in the second quarter of 2012 decreased $0.6 million, or 7.7% compared to the second quarter of 2011 level (after accounting for the elimination of intercompany sales).

•

The decrease in AGY US net sales was primarily driven by lower sales volumes offset by continued favorable mix gains. The weaker demand affected primarily the Construction market due to product rationalization and mix enrichment actions and the Electronics market, which remained depressed and subject to competitive pressure. Additionally sales to this market had benefited in the second quarter of 2011 from filling product shortages at a price premium associated with the 2011 Japanese natural disaster. Sales into the defense market showed the largest year-over-year percentage growth due to the scale-up of some international structural armor programs. The aerospace market remained robust, with an on-going bias toward lighter-weight interior materials. Demand for CFM heavy truck and for industrial applications such as fire retardant mattresses remained robust and helped partially offset volume declines.

•	The decrease in AGY Asia net sales was primarily driven by lower sales volumes and average selling price due to the softer Asian electronic market in 2012.

Operating Results

•

Consolidated income from operations was $1.1 million for the second quarter of 2012 compared to a loss of $0.3 million for the same period in 2011, or an improvement of $1.4 million. Adjusting for the impact of restructuring charges of $2.1 million and $0.6 million, AGY US and AGY Asia operating results increased by $3.4 million and $0.7 million, respectively in the second quarter of 2012 compared to the same period of 2011.

•

Quarterly operating results for AGY US improved year-over-year primarily due to decreased manufacturing costs from the execution of operational efficiency improvement projects and cost control initiatives in a stable manufacturing environment. Additionally, results were positively impacted by lower metal operating losses due to the timing of metal recoveries and a decrease in cost of goods sold as a result of higher overhead absorption in 2012. These gains were partially reduced by the lower sales margin as noted above and by the increase in selling, general and administrative expenses resulting primarily from accrued compensation expenses.

•

Quarterly AGY Asia operating results improved year-over-year primarily due to lower depreciation expense resulting from a lower carrying value after the impairment charge recorded against the AGY Asia long-lived assets last year. Partially offsetting this gain was lower margin from sales, inflation in labor and energy costs at the Chinese operations.

Adjusted EBITDA

•

Adjusted EBITDA attributable to AGY Holding Corp. (which excludes the portion of Adjusted EBITDA attributable to the 30% non-controlling interest in AGY Asia) was $7.5 million for the second quarter of 2012, compared to $5.5 million in the second quarter 2011. AGY US second quarter 2012 Adjusted EBITDA of $6.2 million increased $2.2 million as compared to second quarter 2011 and AGY Asia second quarter 2012 Adjusted EBITDA attributable to AGY Holding Corp. of $1.2 million decreased $0.3 million as compared to the same period in 2011.

Balance Sheet and Liquidity

•

As of June 30, 2012, AGY US cash balance and total debt, net of cash, were $0.6 million and $199.7 million, respectively. Compared to December 31, 2011, the $2.6 million increase in net debt was primarily attributable to $3.0 million in debt issuance costs and in restricted cash to provide collateral support for equipment leases in conjunction with the recent amendment of AGY US Amended Credit Facility. As of June 30, 2012, AGY US had total liquidity of approximately $18.7 million.

•

As of June 30, 2012, AGY Asia cash balance and total debt, net of cash were $2.6 million and $39.2 million, respectively, or a $2.0 million decrease compared to December 31, 2011. As of June 30, 2012, AGY Asia had total liquidity of approximately $2.6 million, consisting only of unrestricted cash as the AGY Asia lender terminated access to undrawn borrowing availability under the AGY Asia financing agreements. The lender agreed to amend the term loan amortization to defer the April 2012 $5.1 million required principal payment to October 2012, provided that substantial progress, as determined by the lender, on an AGY Asia refinancing, recapitalization or change in control transaction continues to be made by such date.

Other Highlights

•

As detailed recently in our reports on Form 8-K, in late July 2012, AGY US entered into an amended and restated master lease agreement (“the A&R Master Lease” ) with DB Energy Trading LLC, providing for leases of precious metals used in the operations of the continuous filament mat business and the glassfiber yarns business of AGY US. This amendment, among other things, extended the scheduled termination date of the agreement to May 31, 2013, increased rent margins and added subsidiary guarantees and a minimum quarterly Fully Adjusted EBITDA financial covenant, as defined in the agreement. Had the A&R Master Lease been in effect as of June 30, 2012, the Company would have been in compliance with this financial covenant as of June 30, 2012.

•

As detailed in the same report on Form 8-K, on the same date, AGY US also entered into a first amendment (the “Amended Loan Agreement”) to the Second Amended and Restated Loan and Security Agreement, dated as of June 15, 2012, among KAGY Holdings, AGY Holdings, the Guarantors, the lenders party thereto, and UBS AG, Stamford Branch, as Administrative Agent (the “Loan Agreement”). The Amended Loan Agreement modified the Loan Agreement to, among other things, permit the A&R Master Lease, to require delivery of certain additional reports and to add the same minimum EBITDA financial covenant as defined in the A&R Master Lease. The Loan Agreement that was consummated in June 2012 provided a net $11.6 million increase in borrowing availability, calculated as of June 30, 2012, including the additional $6 million that became available in July 2012 concurrently with the extension of the A&R Master Lease.

•

AGY recently announced its decision to initiate a process to sell its CFM business, including the wound products and conductive roving business located in its Huntingdon Pennsylvania facilities. The re-alignment of its product portfolio will allow AGY to return to its core capabilities and focus on its specialty materials products.

•

As previously disclosed in April 2012, AGY retained an advisory firm to provide certain investment banking services to evaluate and assist with a possible combination of AGY Asia with another party, a recapitalization of a significant portion of AGY Asia’s indebtedness or a change of control of AGY Asia in a transaction involving the primary lender for the Asian operation. In connection with these potential transactions, several potential buyers have submitted non-binding offers and are currently conducting their due diligence analysis, before submitting their final offers, which are expected during the third quarter of 2012.

Second Quarter Conference Call

The Company will hold a conference call to discuss the second quarter 2012 results and respond to questions. The details for the call are as follows:

Date: August 14, 2012

Time: 2:00 p.m. EDT

Dial-in number: 866-939-3921 or 678-302-3550

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-939-0581 or 678-302-3540 and when prompted enter pin – 4804300#. At system prompt dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number – 20120802440567#. The rebroadcast will be available through September 14, 2012.

About AGY

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including the following: aerospace and defense, (the “A&D” business); electronics; and construction, continuous filament mat (“CFM”) and industrial markets (the “G&I” business). Headquartered in Aiken, South Carolina, AGY has a sales office in Lyon, France and two manufacturing facilities in the US, located in Aiken, South Carolina and Huntingdon, Pennsylvania and a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

Safe Harbor for Forward Looking and Cautionary Statements

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; the success of new technology; labor disputes or increased labor costs; AGY US borrowing base sensitivity to precious metals market prices and amount of owned alloy metals; AGY US’s ability to maintain an available minimum $6.25 million borrowing capacity to avoid the triggering of a springing covenant, which would likely result in an event of default under its senior secured revolving facility; AGY US’s ability to satisfy the quarterly minimum Fully Adjusted EBITDA covenant required under its Amended Loan Agreement and A&R Master Lease; currency and interest rate fluctuations; increases in the Company’s leverage; AGY Asia’s ability to satisfy its mandatory term loan repayments obligations, to refinance the working capital loan, and /or to fund the rebuilding of the furnace located in People’s Republic of China in 2012; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; and increases in the cost of compliance with laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Jay Ferguson

AGY Holding Corp.

PH: 803-643-1257

jay.ferguson@agy.com

# # # #

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands except per share amounts)

	June 30, 2012 (Unaudited)	December 31, 2011
Assets
Current assets:
Cash	$3,125	$2,268
Trade accounts receivable, less allowances of $2,557 and $2,703 at June 30, 2012 and December 31, 2011, respectively	21,219	17,572
Inventories, net	28,168	30,795
Deferred tax assets	2,799	3,370
Other current assets	2,847	1,865

Total current assets	58,158	55,870
Property, plant and equipment, and alloy metals, net	155,926	165,052
Restricted cash	1,500	—
Intangible assets, net	17,776	17,185
Other assets	404	494

Total	$233,764	$238,601

Liabilities, Obligation Under Put/Call for Noncontrolling Interest and Shareholder’s Deficit
Current liabilities:
Accounts payable	$16,838	$14,627
Accrued liabilities	17,286	11,896
Short-term borrowings	11,727	12,820
Current portion of long-term debt	27,479	27,568

Total current liabilities	73,330	66,911
Long-term debt	199,655	197,000
Pension and other employee benefit plans	8,232	8,434
Deferred tax liabilities	4,808	5,378

Total liabilities	286,025	277,723

Commitments and contingencies
Obligation under put/call for noncontrolling interest	4,090	—

Shareholder’s equity (deficit):
Common stock, $.01 par value per share; 1,000 shares authorized; 100 shares issued and outstanding at June 30, 2012 and December 31, 2011	—	—
Additional paid-in capital	122,451	122,386
Accumulated deficit	(180,312)	(167,085)
Accumulated other comprehensive deficit	4,201	4,138

Total AGY Holding Corp. shareholder’s deficit	(53,660)	(40,561)
Noncontrolling interest	(2,691)	1,439

Total shareholder’s deficit	(56,351)	(39,122)

Total	$233,764	$238,601

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

	(Unaudited)
(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$46,544	$50,006	$93,600	$94,938
Cost of goods sold	(38,140)	(46,258)	(80,492)	(88,140)

Gross profit	8,404	3,748	13,108	6,798
Selling, general and administrative expenses	(4,166)	(3,769)	(8,134)	(7,750)
Restructuring charges	(2,736)	(33)	(5,668)	(50)
Amortization of intangible assets	(251)	(251)	(502)	(502)
Other operating (expense) income	(185)	28	(346)	(126)

Income (loss) from operations	1,066	(277)	(1,542)	(1,630)
Other non-operating (expense) income:
Interest expense	(5,957)	(5,886)	(11,815)	(11,645)
Other income, net	57	43	116	86

Loss before income tax expense	(4,834)	(6,120)	(13,241)	(13,189)
Income tax expense	(29)	(40)	(29)	(40)

Net loss	(4,863)	(6,160)	(13,270)	(13,229)
Less: Net loss attributable to the noncontrolling interest	33	40	43	221

Net loss attributable to AGY Holding Corp.	$(4,830)	$(6,120)	$(13,227)	$(13,008)

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Comprehensive Loss

	(Unaudited)
(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net loss attributable to AGY Holding Corp.	$(4,830)	$(6,120)	$(13,227)	$(13,008)
Pension and other postretirement benefit plans – net of tax of $0	—	—	(54)	—
Foreign currency translation adjustments	70	615	117	1,073

Comprehensive loss attributable to AGY Holding Corp.	(4,760)	(5,505)	(13,164)	(11,935)
Net loss attributable to noncontrolling interest	(33)	(40)	(43)	(221)
Foreign currency translation adjustments	(8)	132	3	237

Comprehensive (loss) income attributable to noncontrolling interest	(41)	92	(40)	16
Net loss	(4,864)	(6,160)	(13,270)	(13,229)
Pension and other postretirement benefit plans – net of tax of $0	—	—	(54)	—
Foreign currency translation adjustments	62	747	120	1,310

Comprehensive loss, including portion attributable to noncontrolling interest	$(4,802)	$(5,413)	$(13,204)	$(11,919)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Six Months Ended June 30,
	2012	2011
Cash flow from operating activities:
Net loss	$(13,270)	$(13,229)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,085	7,587
Alloy metals depletion, net	4,620	3,808
Amortization of debt issuance costs	417	378
Amortization of intangibles with definite lives	502	502
Loss (gain) loss on sale, disposal or exchange of property and equipment and alloy metals	60	1
Stock compensation	65	14
Changes in assets and liabilities:
Trade accounts receivable	(3,646)	(6,300)
Inventories	2,627	(43)
Other assets	(867)	(193)
Accounts payable	2,147	2,219
Accrued liabilities	5,411	(181)
Pension and other employee benefit plans	(256)	(465)

Net cash provided by (used) in operating activities	2,895	(5,902)

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(764)	(3,962)
Increase in restricted cash	(1,500)	—

Net cash used in investing activities	(2,264)	(3,962)

Cash flows from financing activities:
Proceeds from Revolving Credit Facility borrowings	33,369	43,984
Payments on Revolving Credit Facility borrowings	(30,714)	(30,934)
Payment on AGY Asia Credit Facility borrowings	(1,049)	(2,655)
Debt issuance costs and others	(1,509)	(982)

Net cash provided by financing activities	97	9,413

Effect of exchange rate changes on cash	129	(76)

Net increase in cash	857	(527)

Cash, beginning of period	2,268	3,132

Cash, end of period	$3,125	$2,605

Supplemental disclosures of cash flow information:
Cash paid for interest	$11,429	$11,155

Cash paid for income taxes	$—	$91

Supplemental disclosures of non-cash financing/investing activities:
Increase in minimum pension liability adjustment	$54	$—

Construction in-progress included in accounts payable	$276	$325

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(Dollars in thousands)

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.

The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three and six months ended June 30, 2012 is set forth in Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Statement of operations data:
Net loss	$(4,863)	$(6,160)	$(13,270)	$(13,229)
Interest expense	5,957	5,886	11,815	11,645
Income tax expense	29	40	29	40
Depreciation and amortization	2,794	3,985	5,587	8,089

EBITDA	$3,917	$3,751	$4,161	$6,545

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
EBITDA	$3,917	$3,751	$4,161	$6,545
Adjustments to EBITDA:
Alloy depletion charge, net	1,159	2,189	4,620	3,808
Non-cash compensation charges	29	7	65	14
Management fees	192	189	383	377
Restructuring charges	2,736	33	5,668	50

Adjusted EBITDA	8,033	6,169	14,897	10,794
Less: Adjusted EBITDA attributable to the noncontrolling interest	(535)	(643)	(891)	(1,134)

Adjusted EBITDA attributable to AGY Holding Corp.	$7,498	$5,526	$14,006	$9,660

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Adjusted EBITDA allocated to AGY Holding Corp. segment breakdown:
AGY US and Corporate	$6,249	$4,026	$11,927	$7,013
AGY Asia	1,249	1,500	2,079	2,647

	$7,498	$5,526	$14,006	$9,660

EBITDA is generally defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative (a) to net income as a measure of operating performance or (b) to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, capital expenditures and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes that EBITDA provides more comparability between our historical results and our recent results that reflect purchase accounting and changes in our capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance and calculated in the same manner as “Consolidated Cash Flow” under the indenture governing our Notes, which is used by management in calculating our fixed charge coverage ratio under the indenture governing our Notes. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors.

Appendix E.

AGY Holding Corp. and Subsidiaries

Summary Segment information

AGY US Reporting Segment	Three months ended June 30,		Six months ended June 30,
($ in millions)	2012	2011	2012	2011
Net Sales	$39.4	$42.2	$79.5	$80.2
Income (loss) from operations	0.6	(0.7)	(2.5)	(2.1)
Net loss	(4.8)	(6.0)	(13.1)	(12.5)
Net loss attributable to AGY Holding Corp.	(4.8)	(6.0)	(13.1)	(12.5)
Non-GAAP measures:
EBITDA(1)	2.9	1.8	2.1	3.1
Adjusted EBITDA(1)	6.2	4.0	11.9	7.0
Adjusted EBITDA attributable to AGY
Holding Corp.(2)	6.2	4.0	11.9	7.0
Adjusted EBITDA margin attributable
to AGY Holding Corp.(3)	15.7%	9.5%	15.0%	8.7%

AGY Asia Reporting Segment	Three months ended June 30,		Six months ended June 30,
($ in millions)	2012	2011	2012	2011
Net Sales	$7.2	$7.8	$14.1	$14.7
Income from operations	0.5	0.4	1.0	0.4
Net loss	(0.1)	(0.1)	(0.1)	(0.7)
Net loss attributable to AGY Holding Corp.	(0.1)	(0.1)	(0.1)	(0.5)
Non-GAAP measures:
EBITDA(1)	1.0	2.0	2.1	3.5
Adjusted EBITDA(1)	1.8	2.1	3.0	3.8
Adjusted EBITDA attributable to AGY Holding Corp.(2)	1.2	1.5	2.1	2.6
Adjusted EBITDA margin attributable to AGY Holding Corp.(3)	16.7%	19.2%	14.9%	17.6%

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA attributable to AGY Holding Corp. excludes the portion of Adjusted EBITDA attributable to the non-controlling interest.
(3)	Adjusted EBITDA margin attributable to AGY Holding Corp. is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp by net sales.